Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED BYLAWS
OF
TANDEM DIABETES CARE, INC.,
a Delaware corporation
The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Tandem Diabetes Care, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation, as adopted on November 19, 2013, as amended on August 19, 2020, were amended by resolution of the Board of Directors of the Corporation, effective as of February 4, 2021, to amend and restate Article II Section 5 as follows:

“Section 5. Quorum.
(a) Except as otherwise required by law or by applicable stock exchange rules, or provided by the Certificate or these Bylaws, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
(b) Except as otherwise required by law or by applicable stock exchange rules, or provided by the Certificate or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise required by law or by applicable stock exchange rules, or provided by the Certificate or these Bylaws, directors shall be elected by the affirmative vote of a majority of the votes cast by the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors; provided, however, that if the number of director nominees exceeds the number of directors to be elected at the meeting, directors shall be elected by a plurality of the votes cast by the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. For purposes of these Bylaws, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to withhold authority in each case and shall exclude “abstentions” and “broker non-votes” with respect to that director’s election.

(c) Following the certification of the stockholder vote in an election where the number of director nominees does not exceed the number of directors to be elected at the meeting, an incumbent director who received a greater number of votes “against” his or her election than votes “for” his or her election shall promptly tender his or her resignation to the Board of Directors. The Board of Directors shall act on the tendered resignation no later than 90 days following certification of the election results, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind its decision. The director who tenders his or her resignation shall not participate in the decision of the Board of Directors with respect to his or her resignation. Such incumbent director shall continue to serve as a director after submitting his or her resignation pursuant to the provisions of this Section 5 unless and until the Board of Directors accepts such resignation, or until his or her earlier death, removal, or resignation made pursuant to Section 4 of Article III of these Bylaws. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of Article III of these Bylaws.
(d) Where a separate vote by a class or classes or series is required, except where otherwise required by law or applicable stock exchange rules, or provided by the Certificate or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate or these Bylaws, the affirmative vote of the majority of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.”
The foregoing amendment to the Amended and Restated Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.
IN WITNESS WHEREOF, I have hereunto subscribed my name on February 4, 2021.

/s/ David B. Berger
David B. Berger
Corporate Secretary
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